Exhibit 99.1

                 First Investors Reports Third Quarter Earnings

    HOUSTON, March 10 /PRNewswire-FirstCall/ -- First Investors Financial Services (Nasdaq: FIFS) has reported a net loss of $167,492, or $0.03 per share, for the third quarter ended January 31, 2004, and net income of $240,392, or $0.05 per share, for the first nine months of the 2004 fiscal year. This compares to net income of $62,790, or $0.01 per share, for the third quarter ended January 31, 2003, and net income of $252,615, or $0.05 per share, for the first nine months of the 2003 fiscal year. The results for the third quarter and year-to-date period were adversely affected by lower interest income and higher provision expense which offset lower interest expense and higher other income associated with the Company's servicing activities.

    For the nine-month period, First Investors' portfolio of receivables held for investment, net decreased 6% to $216 million as a result of a decline in new loan originations during the period. New loan originations for the three- and nine-month periods were $17.6 million and $68.2 million compared to $40.6 million and $85.9 million in the prior year periods. The prior year periods include the origination of approximately $20 million in new loans on a one-time flow basis through another independent finance company that was unable to fund its outstanding purchase commitments during the third quarter of 2003 due to its bankruptcy filing. Adjusting for this one time event, new loan originations were down 15% for the three-month period and up 4% for the nine-month period. Net interest income for the quarter was down 13% due to a decline in the average portfolio outstanding and a decrease in the effective yield from 15.4% to 13.7%. The decline in effective yield resulted from (i) a greater mix of loans originated directly to consumers and loans secured by new car collateral which typically carry lower interest rates; and, (ii) an increase in non-accrual loans, primarily repossessions and charge-offs. Net interest income for the year-to-date period increased slightly as interest expense savings offset a decline in the average portfolio and a reduction in effective yields. The delinquency rate decreased from 5.0% at January 31, 2003 to 3.1% at January 31, 2004 while the annualized charge-off rate increased from 4.6% to 6.0% over the same period. The increase in the net charge-off rate resulted from a higher number of repossessions during the period and lower recovery rates on repossessed collateral.

    Tommy A. Moore, Jr., President and CEO, stated that "While we are disappointed in the operating results for the quarter, which were driven largely by lower loan origination volume and higher repossession rates, we are very encouraged by our most recent credit quality trends. Our delinquency trends have been generally positive over the past nine months but we had continued to experience higher charge-off rates due to general economic conditions, the sluggish employment environment and lower recovery rates on repossessions as a result of the weak used car market. During February, we posted the lowest delinquency rate we have experienced in over a year at 2.74% while repossessions declined by 25% from January. Perhaps more encouraging is that the trend for March is even better. From a loan origination perspective, we have approached the market cautiously over the past year due to economic uncertainties and aggressive lending practices from some of our competitors. While this has caused a decline in interest revenue, it is also the primary reason that our portfolio has performed admirably during the prolonged economic slump and the jobless recovery. As we approach fiscal 2005, we will continue to look for opportunities to deploy our capital through new loan originations, both in our direct and indirect lending segments, that provide appropriate returns for the risk being taken. Further, we also expect to expand our fee income through non-capital intensive activities including lending alliances and servicing activities."

    First Investors is a specialized consumer finance company engaged in the purchase and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale of new and late-model used vehicles. The Company is headquartered in Houston, Texas and operates in 27 states.


    The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve a number of risks and uncertainties. The actual results of future events could differ materially from those stated in any forward-looking statements herein.



                First Investors Financial Services Group, Inc.

Condensed Consolidated Statements of Operations and Selected Data (Unaudited)

                 Dollars in thousands, except per share data

                                        For the              For the
                                  Three Months Ended    Nine Months Ended
                                      January 31,          January 31,
                                    2004       2003       2004       2003

    Interest Income              $  7,499   $  8,415   $ 23,493   $ 25,072
    Interest Expense                2,342      2,486      6,249      8,062
    Net Interest Income             5,157      5,929     17,244     17,010
    Provision for Credit Losses     3,324      2,815      9,986      7,453
    Income after Provision for
     Credit Losses                  1,833      3,114      7,258      9,557
    Servicing Revenue               1,347        222      3,845        222
    Late fees and Other income        322        297      1,171        809
    Income from investment            274        145        818        145
    Other interest income             199         57        385        227
    Unrealized Loss on Interest
     Rate Derivative Positions        (27)       (40)       (33)      (163)
    Total Costs and Expenses        4,211      3,703     13,077     10,275
    Income (Loss) before Provision
     for Income Taxes and
     Minority Interest               (263)        92        367        522
    Provision for Income Taxes
     (Benefits)                       (96)        36        138        145
    Minority Interest                 ---         (7)       (11)       124
    Net Income (Loss)               $(167)   $     63   $    240   $    253

    Basic and Diluted
       Net Income (Loss)
        Per Common Share           $(0.03)   $   0.01   $   0.05   $   0.05



    Other Operating Data

    Average Principal Balance
     of Receivables Held
     for Investment              $218,320   $219,111   $223,507   $214,478
    Total Managed Receivables                           528,389    417,894
    Originations Volume            17,584     40,654     68,218     85,871
    Effective Yield on
     Receivables Held for
     Investment                      13.7%      15.4%      14.0%      15.3%
    Average Cost of Debt              4.0%       4.5%       3.6%       4.9%
    Weighted Average Number
     of Shares Outstanding
     (in thousands)                 5,082      5,035      5,080      5,134



                                                  Jan. 31,         April 30,
                                                    2004              2003
    Financial Position

    Cash and Short-Term Investments             $  33,602         $  21,920
    Receivables Held for Investment, Net          215,943           228,989
    Receivables Acquired for Investment, Net        1,476             2,704
    Assets Held for Sale                            1,132             1,303
    Total Assets                                  267,348           272,996
    Total Debt                                    236,452           238,764
    Minority Interest                                 ---               732
    Total Shareholders' Equity                     27,301            26,493
    Shareholders' Equity per Common Share            5.46              5.27



                                                 As of or           As of or
                                               For the Nine       For the Nine
                                               Months Ended       Months Ended
                                                  Jan. 31,           Jan. 31,
    Credit Quality Data                             2004              2003

    Receivables Held for Investment:
        30 + days past due
           Number of Loans                            3.8%              5.8%
           $ Amount                                   3.1%              5.0%
        Net Charge-offs as a %
         of average receivables                       6.0%              4.6%
        Net Charge-offs for the period ending   $  10,122         $   7,391



SOURCE  First Investors Financial Services
    -0-                             03/10/2004
    /CONTACT: Bennie H. Duck of First Investors Financial Services, +1-713-977-2600/
    (FIFS)

CO:  First Investors Financial Services
ST:  Texas
IN:  FIN
SU:  ERN